Exhibit 10.40

UNITED STATES OF AMERICA
Before the

SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 89704 / August 28, 2020

ACCOUNTING AND AUDITING ENFORCEMENT
Release No. 4165 / August 28, 2020

ADMINISTRATIVE PROCEEDING
File No. 3-19948

In the Matter of	ORDER INSTITUTING CEASE-AND-
DESIST PROCEEDINGS PURSUANT TO
HERBALIFE NUTRITION	SECTION 21C OF THE SECURITIES
LTD.,	EXCHANGE ACT OF 1934, MAKING
FINDINGS, AND IMPOSING A CEASE-
AND-DESIST ORDER

Respondent.

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21C of the Securities Exchange Act of 1934 (“Exchange Act”), against Herbalife Nutrition, Ltd. (“Herbalife” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept.  Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, Respondent admits the Commission’s jurisdiction over it and the subject matter of these proceedings, and consents to the entry of this Order Instituting Cease-and-Desist Proceedings Pursuant to Section 21C of the Securities Exchange Act of 1934, Making Findings, and Imposing a Cease-and-Desist Order (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1. This matter concerns violations of the books and records and internal accounting controls provisions of the Foreign Corrupt Practices Act (“FCPA”) by Herbalife, a direct selling company incorporated in the Cayman Islands with headquarters in the United States.

2. From 2006 to 2016, Herbalife’s Chinese subsidiaries (“Herbalife China”) engaged in a scheme to offer corrupt payments and other improper benefits to Chinese government officials.  Between 2012 and 2016, Herbalife China employees, including Herbalife China’s then-Managing Director (“Managing Director”) and Herbalife China’s then-Director of External Affairs (“EA Director”), provided improper benefits of cash, gifts, travel, alcohol, meals, and entertainment to Chinese government officials.  Certain Herbalife executives received reports of high travel and entertainment spending in China and violations of Herbalife’s internal FCPA policies, but failed to detect and prevent improper payments and benefits and falsifications of expense reports.  By 2016, Herbalife China was responsible for approximately twenty percent of Herbalife’s worldwide net sales.  The improper benefits provided by Herbalife China were not accurately reflected in Herbalife’s books and records, and Herbalife failed to devise and maintain a sufficient system of internal accounting controls.

3. As a result, Herbalife violated Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.

Respondent

4. Herbalife is a direct selling company incorporated in the Cayman Islands with headquarters in the United States.  Herbalife’s common stock is registered with the Commission pursuant to Section 12(b) of the Exchange Act.  At all relevant times, its stock has been listed on the New York Stock Exchange (Ticker:  HLF), and it has been an “issuer” within the meaning of the FCPA.

Relevant Entity and Persons

5. Herbalife China is a group of wholly-owned, China-based subsidiaries of Herbalife. Throughout the relevant period, Herbalife China’s financial statements were consolidated with those of Herbalife.

1	The findings herein are made pursuant to Respondent's Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

6. Managing Director is a Chinese national residing in China and was Herbalife China’s Managing Director from December 2007 to May 2017.  Prior to becoming Managing Director, he was the Director of Sales for Herbalife China in 2006 and 2007.

7. EA Director is a Chinese national who resides in China.  From 2006 to May 2017, she served as the head of the External Affairs department (“External Affairs”) for Herbalife China.

Facts

Herbalife China Provided Improper Benefits to Chinese Government Officials in Connection with Licenses

8. From at least 2006, External Affairs, headed by EA Director, was responsible for obtaining direct selling licenses from the Chinese government – a prerequisite for Herbalife China to conduct its direct selling business in China.  External Affairs was also responsible for promoting Herbalife China’s interests to the Chinese government, responding to inquiries and investigative requests from the Chinese government, and marketing Herbalife China through the Chinese media.

9. In late 2006, Herbalife China submitted an application to the Chinese government for its first direct selling license, which was ultimately granted for two cities in one province (the “Province”).  To facilitate approval of its license application, Herbalife China provided improper benefits, including payments, to government officials including those employed by Chinese Government Agency 1, the agency responsible for awarding direct selling licenses in China.  For example, in a January 10, 2007 telephone call, Managing Director (serving then as the Director of Sales for Herbalife China) asked EA Director whether Herbalife China had “taken care of” an official at Chinese Government Agency 1 (“Official 1”).  Managing Director then asked, “We have given the money to [Official 1], haven’t we?” to which EA Director replied, “Of course we have.”  Managing Director then stated, “The money works well on him.”2

10. In March 2007, Chinese government officials informed Herbalife China that it would receive its first direct selling license for the two cities in the Province.  During a March 22, 2007 telephone call, Herbalife China’s Managing Director at the time (“Former MD”) congratulated EA Director on acquiring the license.  EA Director told Former MD, “I will take care of those people.  I will still have to invite them out for dinner next time I come anyway.”  Former MD responded, “Right, good idea.  We will talk later about how you are going to take care of them.”  Later that day, during a call, EA Director spoke with a senior manager of External Affairs (“Senior Manager”).  EA Director told Senior Manager to “grab a pen and write down the gift list.”  After listing the names of 17 individuals, including Chinese Government Agency 1 officials who were involved in application process for  Herbalife China’s pending direct selling license application, EA Director told Senior Manager to “go and get 260,000 yuan (approximately $33,700) and then divide the money among them, with a total of approximately 60,000 yuan (approximately $7,800) distributed to 16 Chinese Government Agency 1 officials”

2	The telephone discussions between Herbalife China employees described in this Order were in Chinese, and the quoted excerpts are English translations of those discussions.

11. During a telephone call later that same day, Former MD told Managing Director (serving then as the Director of Sales for Herbalife China) that Former MD wanted to talk “about what I spent to take care of things for our license.”  Managing Director told Former MD that Managing Director had withdrawn over 200,000 yuan, and Former MD responded that EA Director “is pressing me about that.  I already took [100,000 yuan] out of the bank and gave it to [EA Director].”

12. The following day, on March 23, 2007, Former MD spoke with a (now former) senior Herbalife executive in the U.S. (“Senior Executive”).  During that call, Former MD complained about Herbalife’s internal policy of limiting dinners with any Chinese government official to six dinners per year.  Former MD said that he was concerned about this limitation “because the people that does [sic] your license are those people, okay.  You have far more than just six dinners.”  Former MD told Senior Executive that this policy will put the onus on U.S. executives to approve any dinners in excess of six times per year, “I can always write back to you folks and ask for approvals but then it’s like putting the onus back on you folks to answer future questions.”  Former MD stated that he “disagree[d] that having dinners with officials, that you will influence them but it’s just part of the way of doing business.”  Senior Executive told Former MD that “I am sure there are a lot of government officials, you can put different names down…but I didn’t tell you that.”  After Former MD explained that “with the license process, you know, it is tough for me to use all the names,” Senior Executive responded, “How would anybody ever know?”  Former MD said he understood, and Senior Executive told Former MD, “All an auditor is going to do is pick up your receipts, your expense report, oh he did Mr. X, Mr. A, Mr. B, Mr. C, Mr. D., and if he did a few of these guys a couple times but that was it.”

13. Thereafter, Herbalife China provided improper benefits to a Chinese government official in connection with a license.  On September 8, 2009, Managing Director spoke with an official from a government agency responsible, at least in part, for enforcing compliance with Chinese laws applicable to direct selling licenses (“Official 2”).  Managing Director thanked Official 2 for helping Herbalife China in connection with a license:  “You have certainly helped us to get this done.”  Official 2 asked to be a “consultant” for Herbalife to help pay for his “son’s house purchasing fund,” but Official 2 also said that he did not “want to discuss too much [ ] over the phone.”

14. Herbalife China employees continued to influence government officials through lavish meals and gifts.  Consistent with the lack of commitment to compliance and accurate record keeping demonstrated by Senior Executive, Herbalife China employees funded those meals and gifts through falsified expense reimbursements until 2016.

Herbalife China Provided Chinese Government Officials with Improper Benefits including Cash, Gifts, Meals, and Entertainment

15. Herbalife China provided improper benefits of cash, gifts, meals, and entertainment to Chinese government officials.  For example, during a call on March 15, 2007, Managing Director (serving then as the Director of Sales for Herbalife China) and EA Director discussed paying certain provincial officials.  Managing Director told EA Director that he had been told to pay 35,000 yuan (approximately $4,500) to the officials.  Managing Director then asked, “Do you think we should give more?”  EA Director responded that, “Okay.  But he has to guarantee this…to be effective.”  Managing Director explained that “we need to build the connection…I was thinking it is better to spend money beforehand than spending money afterwards.  This money is a small sum after all, and if we were to be penalized, the figure will be much greater.”

16. Herbalife China continued to influence Chinese government officials with improper gifts of meals and entertainment.  An Herbalife China External Affairs manager (“EA Manager”) developed a relationship with a municipal government official (“Official 3”).  During telephone conversations, EA Manager and Official 3 discussed treating Chinese government officials to expensive meals, alcohol, karaoke, and luxury gifts.  For example, on January 11, 2012, EA Manager told Official 3 that EA Manager had entertained several government officials with dinners, karaoke, and alcohol.  EA Manager said that one government official who coordinated a dinner had been direct about his expectations:  “He was straight forward to me, because I’m not going to go invite people for dinner empty-handed…He said, ‘you be prepared.’  I said I understood.  I can’t leave him empty-handed.”  EA Manager also said that he had “taken care” of other Chinese government officials.

17. On March 31, 2012, EA Manager told Official 3 that EA Manager treated Chinese government officials to expensive meals with alcohol.  EA Manager said that one evening was “so expensive, my hands were shaky.”  Later, EA Manager asked Official 3 for names of government officials that EA Manager could write on his expense reports because he spent so much money that he needed to add names to get under the company’s per head spending limitation.

18. Other Herbalife China External Affairs employees also falsified expense reports to collect reimbursement for purported gifts and meals to Chinese government officials.  For example, on January 11, 2012, an External Affairs employee spoke with the External Affairs assistant manager responsible for processing expense reimbursement requests (“EA Assistant Manager”).  EA Assistant Manager asked the employee to submit falsified reimbursement requests supported by false meal and gift invoices totaling 577,000 yuan (approximately $91,000).

19. Herbalife China also provided improper benefits, including payments, to Chinese government officials, to curtail government investigations of Herbalife China and to prevent or reduce fines issued to Herbalife China by the Chinese government.  For example, on August 8, 2012, Managing Director and EA Director discussed an investigation in Nanjing.  EA Director told Managing Director that a Chinese government official had helped stop an investigation involving Herbalife China, and that EA Director was going to obtain the interview records and police report for the investigation.  Managing Director told EA Director to thank the government official, and she responded that she had already done so when he came to Beijing.  Managing Director told EA Director to give the government official the money that the company otherwise would have paid as a penalty, “Let’s give the fine to him.”  EA Director responded that they should not discuss this over the phone.

20. The above-described conduct by External Affairs employees continued until 2016.  According to internal audit reports, Herbalife China employees continued excessive spending on gifts, meals, and entertainment for Chinese government officials.

Herbalife China Provided Improper Benefits to Chinese State-Owned Media to Remove Negative Media Coverage of Herbalife China

21. Herbalife China also provided improper benefits to government officials at state-owned media outlets in China to delete negative media coverage of Herbalife China.  For example, in January 2013, a state-owned media outlet (“Media Outlet 1”) published a negative article about Herbalife China.  In an April 22, 2013 telephone call, EA Director told Managing Director that she had met with an official of Media Outlet 1 (“Media Official 1”) and asked him to remove the negative article.  EA Director told Managing Director:  “He already took what he should take, ate what he should eat, drank what he should drink, and used what he should use.  It’s up to him.”  Managing Director responded:  “It is time for him to get to work, right?”  EA Director told Managing Director that she told Media Official 1 that “if you destroyed us, where could you get money?” to which Media Official 1 laughed and agreed to remove the negative articles.  Managing Director praised EA Director:  “You have done a great job!”

22. In 2013, another state-owned media outlet (“Media Outlet 2”) published several negative articles about Herbalife China.  In an August 28, 2013 telephone call, EA Manager told Managing Director that he had met with a senior editor of Media Outlet 2 (“Media Outlet 2 Editor”), who “had agreed that they would stop after publishing two articles and we would start to negotiate collaboration.”  EA Manager told Managing Director that when Media Outlet 2 Editor escorted him out, EA Manager “put our ‘goodwill’ on the desk.  He pretended he did not see it.  This should not be a problem.”

Herbalife China Employees Submitted and Approved False Expenses

23. External Affairs employees submitted fake invoices and false expense reports to get reimbursed for improper benefits they provided to government officials.  For example, on January 31, 2012, EA Manager asked Official 3 for names of government officials that EA Manager could list on a falsified expense report.  EA manager told Official 3 that a local government official had called EA Manager to ask EA Manager to pay for a meal for the official and his family during a family road trip.  EA Manager explained that the official “knows that [EA Manager] can arrange for any place all over the country.”  EA Manager said that the official “has helped [EA Manager] a lot before.”  EA Manager asked for names of officials that he could list on the expense report because “it’s not appropriate for [EA Manager] to write down [the official’s] name too many times.”

24. During a telephone call on April 6, 2012, EA Manager told Official 3 that he went to buy fake receipts “to cover the gifts” for government officials, bags that were “very expensive by Prada.”  During a call on August 1, 2013, EA Manager and EA Director discussed whether to purchase fake meal invoices or fake gift invoices to best avoid internal audit oversight.  They also discussed how EA Manager’s usual fake invoice supplier was no longer available and his other sources could not provide enough fake invoices.

25. During a telephone call on March 21, 2014, two External Affairs employees discussed how to submit falsified expense reports for 20,000 yuan for claimed expenses regarding gifts to government officials.  The two employees discussed splitting the gift expenses into two applications and revising the list of purported participants because the original list of 20 supposed deputy directors was not realistic.

26. In 2015 and 2016, Managing Director approved several expense applications submitted by an External Affairs employee for a reimbursement of approximately $150,000 claimed to have been paid to a farm, purportedly for shipping fruit and vegetable gifts to Chinese government officials and media, including state-owned media officials.  The amount of produce purportedly purchased at the farm would have weighed approximately 34.5 metric tons, or 135 pounds per purported gift recipient, and, thus, could not have been the actual purpose of the $150,000 reimbursed.  The expense applications and attached invoices were false, and the expenditures was improperly recorded in Herbalife’s financial records.

27. Between 2012 and 2016, Herbalife China failed to accurately record gifts, meals, entertainment, and other expenditures provided for government officials on its books, records and accounts.

28. Herbalife China’s financial statements were consolidated into Herbalife’s reported financial statements, which were filed in the United States.  Therefore, these falsified and/or fake expenses recorded by Herbalife China were incorporated into Herbalife’s financial statements.

Herbalife Executives Received Internal Audit Reports Showing High Spending in China and Violations of Internal Policies

29. At all relevant times, Herbalife’s Internal Audit department (“IA”) was headed by Herbalife’s Senior Vice President, Internal Audit (“IA Director”), who reported directly to Herbalife’s Audit Committee.  The IA in China (“China IA”), which reported directly to IA Director, audited External Affairs’ expenses approximately twice a year.  At the conclusion of each audit, China IA reported its results to IA, which then circulated a revised version of this report to Managing Director and Herbalife’s management (“EA Audit Report”).  The EA Audit Reports showed large expenses and identified violations of Herbalife China’s internal policies regarding compliance with FCPA, including fake receipts and verbal approval of expenses when prior, written approval had been required.

30. For example, in 2014, an EA Audit Report covering expenses for the last six months of 2012 found that, during this six-month period, EA Director had been reimbursed over $1 million on claimed meals and gifts for Chinese government officials and media, including state-owned media officials.  According to the report, EA Director submitted expenses claiming to have attended 239 such meals, with a total of 4,312 participants, averaging $3,232 per meal.  These numbers were extraordinarily high, as there were only 184 days (including weekends) during those six months.  According to the EA Audit Report, during those six months, External Affairs, as a whole, submitted expenses claiming to have treated 30,076 Chinese government officials and media members to meals, and was reimbursed, as a whole, a total of approximately $3.7 million for claimed meals, gifts, and entertainment of government officials and media, including state-owned media officials.

31. In March 2016, another EA Audit Report covering expenses for the first six months of 2015 stated that EA Director submitted expenses claiming to have attended 115 restaurant meals with Chinese government officials and media, including state-owned media officials, during that six-month period.  The average cost per meal was $1,472.  During that same period, according to the EA Audit Report, EA Director submitted expenses claiming to have provided gifts to 828 government officials and media, including state-owned media officials, totaling $146,485.  The report stated that “vendor receipts were replaced when problems were found,” highlighting Herbalife China’s practice of allowing External Affairs to replace problematic receipts, and failing to highlight those problems on the final reports.  Despite this practice of replacing problematic receipts, the report still found violations, such as restaurant receipts submitted by different employees with very close transaction times in the same restaurant.  The report also found that External Affairs had expended a total of $811,465 without the corporate approvals required for those particular expenses, and that seven External Affairs employees (including EA Director) had relied solely upon verbal approvals for more than 50% of their expense applications, despite Herbalife China’s internal policy that such verbal approval could be used only for emergency expenditures.

32. After receiving the March 2016 IA report, a member of Herbalife’s Board of Directors emailed the Audit Committee and IA Director asking whether the high spending by China EA was reasonable.  Another Board member responded:  “Please note I have questioned this every year I have been on the board, and the company has defended its position that these are reasonable within FCPA guidelines.”  IA Director responded that “the findings are the typical issues in these audits” and are within “tolerance.”

33. Between 2012 and 2016, Herbalife reimbursed External Affairs employees for over $7.2 million in questionable External Affairs meal and gift expenditures in connection with Chinese officials and media, including state-owned media officials.  Herbalife obtained approximately $58.7 million in benefit based on the conduct described above.

Legal Standards and Violations

34. Under Section 21C of the Exchange Act, the Commission may impose a cease-and-desist order upon any person who is violating, has violated, or is about to violate any provision of the Exchange Act or any rule or regulation thereunder, and upon any other person that is, was, or would be a cause of the violation, due to an act or omission the person knew or should have known would contribute to such violation.

35. As a result of the conduct described above, Herbalife violated Section 13(b)(2)(A) of the Exchange Act, which requires issuers that have a class of securities registered pursuant to Section 12 of the Exchange Act and issuers with reporting obligations pursuant to Section 15(d) of the Exchange Act to make and keep books, records, and accounts which, in reasonable detail, accurately and fairly reflect their transactions and disposition of their assets.  [15 U.S.C. § 78m(b)(2)(A)].

36. As a result of the conduct described above, Herbalife violated Section 13(b)(2)(B) of the Exchange Act, which requires issuers that have a class of securities registered pursuant to Section 12 of the Exchange Act and issuers with reporting obligations pursuant to Section 15(d) of the Exchange Act to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (I) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (II) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  [15 U.S.C. § 78m(b)(2)(B)].

Herbalife’s Cooperation and Remedial Efforts

37. In determining to accept the Offer, the Commission considered remedial acts promptly undertaken by Respondent and cooperation afforded the Commission staff.  Herbalife’s remediation included terminating employees involved in the violative conduct, hiring a dedicated Chief Compliance Officer, enhancing internal accounting controls and compliance functions, and adopting a new compliance structure.  Herbalife’s cooperation included timely sharing of facts developed during the course of an internal investigation and voluntarily producing documents.

Undertakings

38. Respondent has undertaken to:

(1) Report to the Commission staff periodically during a three-year term, the status of its remediation and implementation of compliance measures, particularly as to the areas of due diligence on prospective and existing third-party consultants and vendors, FCPA training, and the testing of relevant controls including the collection and analysis of compliance data.

(2) During this period, should Herbalife discover credible evidence, not already reported to the Commission staff, that questionable or corrupt payments or questionable or corrupt transfers of value may have been offered, promised, paid, or authorized by Herbalife, or any entity or person acting on behalf of Herbalife, or that related false books and records have been maintained, Herbalife shall promptly report such conduct to the Commission staff.

(3) During this three-year period, Herbalife shall:  (1) conduct an initial review and submit an initial report and (2) conduct and prepare two follow-up reviews and reports, as described below:

a. Herbalife shall submit to the Commission staff a written report within 365 calendar days of the entry of this Order setting forth a complete description of its FCPA and anti-corruption related remediation efforts to date, its proposals reasonably designed to improve Herbalife’s policies and procedures for the purpose of compliance with FCPA and other applicable anticorruption laws, and the parameters of the subsequent review (the “Initial Report”).  The Initial Report shall be transmitted to Gerald A. Gross, Assistant Regional Director, United States Securities and Exchange Commission, New York Regional Office, 200 Vesey Street, Suite 400, New York, New York 10128.  Herbalife may extend the time period for issuance of the Initial Report with prior written approval of the Commission staff.

b. Herbalife shall undertake two follow-up reviews, incorporating any comments provided by the Commission staff on the previous report, to further monitor and assess whether Herbalife’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA and other applicable anti-corruption laws (the “Follow-Up Reports”).

c. The first Follow-up Report shall be completed by no later than 365 days after the Initial Report. The second Follow-up Report shall be completed by no later than 700 days after the completion of the Initial Report. Herbalife may extend the time period for issuance of the Follow-up Reports with prior written approval of the Commission staff.

d. The periodic reviews and reports submitted by Herbalife will likely include confidential financial, proprietary, competitive business or commercial information.  Public disclosure of the reports could discourage cooperation, impede pending or potential government investigations or undermine the objectives of the reporting requirement.  For these reasons, among others, the reports and the contents thereof are intended to remain and shall remain non-

public, except (1) pursuant to court order, (2) as agreed to by the parties in writing, (3) to the extent that the Commission determines in its sole discretion that disclosure would be in furtherance of the Commission’s discharge of its duties and responsibilities, or (4) is otherwise required by law.

e. During this three-year period of review, Herbalife shall provide its external auditors with its annual internal audit plan and reports of the results of internal audit procedures and, subject to attorney-client privilege and attorney work product protections, its assessment of its FCPA compliance policies and procedures.

f. During the three-year period of review, Herbalife shall provide Commission staff with any written reports or recommendations provided by Herbalife’s external auditors in response to Herbalife’s annual internal audit plan, reports of the results of internal audit procedures, and its assessments of its FCPA compliance policies and procedures.

(4) Certify, in writing, compliance with the undertakings set forth above.  The certification shall identify the undertakings, provide written evidence of compliance in the form of a narrative, and be supported by exhibits sufficient to demonstrate compliance.  The Commission staff may make reasonable requests for further evidence of compliance, and Respondent agrees to provide such evidence.  The certification and supporting material shall be submitted to Gerald A. Gross, Assistant Regional Director, United States Securities and Exchange Commission, New York Regional Office, 200 Vesey Street, Suite 400, New York, New York 10128, with a copy to the Office of Chief Counsel of the Enforcement Division, no later than sixty (60) days from the date of the completion of the undertakings.

39. Respondent undertakes to do the following:  in connection with this action and any related judicial or administrative proceeding or investigation commenced by the Commission or to which the Commission is a party, Respondent (i) agrees to appear and be interviewed by Commission staff at such times and places as the staff requests upon reasonable notice; (ii) will accept service by mail or facsimile transmission of notices or subpoenas issued by the Commission for documents or testimony at depositions, hearings, or trials, or in connection with any related investigation by Commission staff; (iii) appoints Respondent's undersigned attorney as agent to receive service of such notices and subpoenas; (iv) with respect to such notices and subpoenas, waives the territorial limits on service contained in Rule 45 of the Federal Rules of Civil Procedure and any applicable local rules, provided that the party requesting the testimony reimburses Respondent's travel, lodging, and subsistence expenses at the then-prevailing U.S. Government per diem rates; and (v) consents to personal jurisdiction over Respondent in any United States District Court for purposes of enforcing any such subpoena.

In determining whether to accept the Offer, the Commission has considered the undertakings set forth in Paragraph 39.

Deferred Prosecution Agreement

40. Herbalife has entered into a three-year deferred prosecution agreement with the United States Department of Justice that acknowledges responsibility for criminal conduct relating to certain findings in the Order.

Non-Imposition of a Civil Penalty

41. Herbalife acknowledges that the Commission is not imposing a civil penalty based upon the imposition of a $55,743,093 criminal fine as part of its resolution with the Department of Justice.

IV.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Herbalife’s Offer.

Accordingly, it is hereby ORDERED that:

A. Pursuant to Section 21C of the Exchange Act, Respondent Herbalife cease and desist from committing or causing any violations and any future violations of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act.

B. Respondent shall comply with the undertakings enumerated in Paragraph 38 above.

C. Respondent shall, within 10 days of the entry of this Order, pay disgorgement of $58,669,993.00 and prejudgment interest of $8,643,504.50 to the Securities and Exchange Commission for transfer to the general fund of the United States Treasury, subject to Exchange Act Section 21F(g)(3).  If timely payment is not made, additional interest shall accrue pursuant to SEC Rule of Practice 600.

Payment must be made in one of the following ways:

(1)	Respondent may transmit payment electronically to the Commission, which will provide detailed ACH transfer/Fedwire instructions upon request;
(2)	Respondent may make direct payment from a bank account via Pay.gov through the SEC website at http://www.sec.gov/about/offices/ofm.htm; or
(3)	Respondent may pay by certified check, bank cashier’s check, or United States postal money order, made payable to the Securities and Exchange Commission and hand-delivered or mailed to:

Enterprise Services Center
Accounts Receivable Branch
HQ Bldg., Room 181, AMZ-341
6500 South MacArthur Boulevard
Oklahoma City, OK 73169

Payments by check or money order must be accompanied by a cover letter identifying Herbalife as a Respondent in these proceedings, and the file number of these proceedings; a copy of the cover letter and check or money order must be sent to Sanjay Wadhwa, Senior Associate Director, New York Regional Office, Securities and Exchange Commission, 200 Vesey Street, Suite 400, New York, NY 10281-1022.

By the Commission.

Vanessa A. Countryman

Secretary